                                                             ______________ 2001

Smith Barney Allocation Series Inc.
on behalf of Smith Barney Allocation
Select Balanced Portfolio
7 World Trade Center
New York, New York  10048



Smith Barney Allocation Series Inc.
on behalf of Select Conservative
Portfolio and Select Income Portfolio
7 World Trade Center
New York, New York  10048


Ladies and Gentlemen:

                   You have asked us for our opinion concerning certain federal income tax consequences to (a) Select Conservative Portfolio and Select Income Portfolio (each, an "Acquired Fund") and Smith Barney Allocation Select Balanced Portfolio (the "Acquiring Fund"), each a separate series of the Smith Barney Allocation Series, Inc., a Maryland corporation ("Allocation Series"), and (b) holders of shares of common stock of the Acquired Funds ("Acquired Fund Shareholders") when Acquired Fund Shareholders receive voting shares of common stock of the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their interests in the Acquired Funds pursuant to the acquisition by the Acquiring Fund of all of the assets of each Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of such Acquired Fund (the "Reorganization"), all pursuant to that certain Plan of Reorganization (the "Plan"), dated February 12, 2001.

                  We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

                  We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquired Funds and the Acquiring Fund set forth in the Registration Statement on Form N-14 (the "Registration Statement") filed by Allocation Series with the Securities and Exchange Commission and representations made in letters from Allocation Series on behalf of the Acquired Funds and the Acquiring Fund addressed to us for our use in rendering this opinion. We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

                  The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

                  Based upon the foregoing, we are of the opinion that for federal income tax purposes:

          (a) the Reorganization will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Funds will each be a "party to a reorganization" within the meaning of Section 368(b)of the Code;

          (b) no gain or loss will be recognized by the Acquiring Fund on the receipt of the assets of the Acquired Funds in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Funds;

          (c) no gain or loss will be recognized by the Acquired Funds upon the transfer of the Acquired Funds' assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Funds or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their shares of the Acquired Funds;

          (d) no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their shares of the Acquired Funds for the Acquiring Fund Shares or upon the assumption by the Acquiring Fund of the liabilities of the Acquired Funds;

          (e) the aggregate tax basis for the Acquiring Fund Shares received by each of the Acquired Fund Shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the shares of the Acquired Funds held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the shares of the respective Acquired Fund exchanged therefor were held by such shareholder (provided that such Acquired Fund shares were held as capital assets on the date of such Reorganization); and

          (f) the tax basis of the Acquired Funds' assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Funds immediately prior to the Reorganization, and the holding period of the assets of the Acquired Funds in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Funds.

Very truly yours,

                                      - 2 -